EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into and made effective as of December 3, 2001 by and between BMC Industries, Inc., its subsidiaries and divisions ("Company") and Curtis E. Petersen ("Employee").

     WHEREAS, Company desires to employ Employee and Employee desires to be employed by the Company; and

     WHEREAS, Employee and Company desire to formalize their relationship, and provide for certain benefits and certain protections to Employee and Company subject to and in accordance with this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Employment and Term.  Company agrees to employ Employee in the capacity of Senior Vice-President and Chief Financial Officer, for a period of two years, commencing on December 3, 2001 and continuing until December 3, 2003 (the "Agreement Termination Date"), unless sooner terminated as provided in this Agreement.  Employee agrees to serve and remain in such employment in accordance with this Agreement.  Throughout the term of this Agreement, Employee shall devote his full time and attention during normal business hours to the business and affairs of Company, except for vacations, Company holidays or periods of illness or incapacity.  This Agreement will be automatically renewed for successive one (1) year periods after such initial term, unless and until terminated by either party effective as of the end of such initial term, or successive one-year renewal period, on not less than sixty (60) days written notice before the end of such initial term or any such successive one-year renewal period.

2.        Position and Duties.  Employee shall serve full-time in the position of Senior Vice-President and Chief Financial Officer of the Company.  Employee shall perform such duties in this position as may be prescribed by the Chief Executive Officer or the Board of Directors.  Employee agrees to devote his full-time business efforts, attention and energies to the diligent performance of his duties on behalf of the Company, and will not, during the term of his employment by the Company, engage in any activity or accept employment, full or part-time, from any other person, firm, corporation, governmental agency or other entity which, in the opinion of the Company, would conflict with or detract from the capable performance of Employee's duties and obligations to the Company.  Employee further agrees to comply faithfully with all policies established by Company.

3.        Compensation.

           (a)       Base Salary.  As compensation for the services rendered under this Agreement, Company agrees to pay Employee a base salary of $205,000.00 per annum, less applicable deductions and withholdings as required by law, subject to annual adjustment at the discretion of Company's Board of Directors.  Employee shall be paid a portion of his base salary as frequently as similarly situated employees. Currently, similarly situated employees are paid on a bi-weekly basis.

           (b)        Other Wage Based Benefits.  During the term of this Agreement, Employee shall be eligible for participation in Company's Executive Perk and Flex Benefit Plans and any bonus/incentive plan that is generally provided to employees at the same or similar level, which, as of the date of this Agreement, consists of the Management Incentive Plan ("MIP") (attached as Exhibit A to this Agreement).  Employee will participate in MIP with a targeted bonus opportunity of 50% of base salary and a maximum opportunity of 75% of Employee's base salary, depending upon the financial performance of BMC.  Participation in any bonus/incentive plan is subject to the Company's right to modify, substitute or terminate such plan at its sole discretion.  Employee shall also receive a Non-Qualified Stock Option (NQSO) grant for 50,000 shares of BMC common stock, effective on the date of this Agreement.  The option exercise price will be the average of the high and low trading price of BMC stock on the New York Stock Exchange on such date.  This option will have a three (3) year vesting period for 25,000 shares and a five (5) year vesting period for the remaining 25,000 shares, with the first installment of each becoming exercisable on the first anniversary date of this Agreement.  Under the vesting schedule for these options, which is attached as Exhibit B to the Agreement, partial year vesting is not allowed.

4.        Benefits and Vacation.  During the term of this Agreement, Employee shall have the right to participate in any group insurance and other fringe benefit plans which are generally provided to employees at the same or similar level, subject, however, to the Employee's qualification for participation in such benefit plans pursuant to the terms and conditions under which such benefit plans are offered.  The Company will execute a Change in Control Agreement with Employee in the form attached hereto as Exhibit C.  Employee also will be entitled to an amount of vacation as is consistent with and does not otherwise interfere with Employee's duties hereunder and to all legal holidays observed by the Company, in each case, in accordance with the Company's policies as in effect from time-to-time.

5.        Expenses.  The Company agrees to reimburse Employee for ordinary and necessary business expenses incurred by him in performing services for the Company in accordance with established corporate policies as may be in effect from time to time.

6.        Representation of Employee.   Employee represents and warrants that he is not party to or otherwise subject to or bound by the terms of any contract, agreement or understanding that in any manner will limit or otherwise affect his ability to perform his obligations under this Agreement.

7.        Termination of Employment.  This Agreement shall terminate on the first to occur of the following events (the "Events of Termination"):

(a)	The Agreement Termination Date
(b)	On the date of the Employee's death
(c)

On the date of Employee's total disability, subject to Employee's right to Separation Pay Upon a Determination of Total Disability as defined in paragraph 10 of this Agreement.  As used herein, the term "total disability" shall mean any disability, whether caused by illness, injury or other incapacity, which prevents Employee from fulfilling his regular duties for a period of ninety days or more, despite the availability of a reasonable accommodation

(d)	Company may terminate Employee for Cause, as defined in paragraph 8 of this Agreement; or
(e)	Company may terminate Employee without cause, subject to Employee's right to Separation Pay or Change in Control Pay, as described in paragraph 9 of this Agreement.

Employee's employment under this Agreement (but not Employee's rights and obligations under Paragraph 11 of this Agreement), and all of Company's rights and obligations under this Agreement (but not its rights and obligations under Paragraph 11) shall terminate upon the termination of this Agreement.

8.        Termination for Cause.  Company may discharge Employee and terminate his employment immediately, without any prior notice, at any time, for Cause.  As used in this Agreement, the term "Cause" shall include:

(a)	any act of fraud or dishonesty by Employee
(b)

repeated violations by Employee of his obligations under this Agreement that are demonstrably willful and deliberate on Employee's part and that are not remedied within a reasonable period after Employee's receipt of notice of such violations from the Company

(c)	Employee's continued act of insubordination or refusal to perform assigned duties after Employee has been provided at least ten (10) days notice in writing of what performance is required; or
(d)	willfully engaging in illegal conduct that is materially and demonstrably injurious to the Company.

For the purposes of this Paragraph 8, no act, or failure to act, on Employee's part shall be considered "dishonest", "willful" or "deliberate" unless done, or omitted to be done, by Employee in bad faith, and without reasonable belief that Employee's action or omission was in, or not opposed to, the best interest of the Company.  Any act, or failure to act, based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interest of the Company.

9.       Separation Pay.  If Employee is terminated for Cause or voluntarily resigns, he is not entitled to Separation Pay.  If at any time during his employment by the Company, Employee's employment is terminated by Company other than (a) for Cause, (b) on account of Employee's death or total disability, or (c) for reasons which invoke section 2 of the Change in Control Agreement, then Company shall pay Employee Separation Pay in an amount equal to Employee's annual salary under this Agreement.  This Separation Pay shall be disbursed to Employee within thirty (30) days after Employee's termination date.  In addition, Employee will be entitled to the payment of MIP, if any, or any incentive plan offered in replacement of MIP, with respect to the fiscal year in which such termination occurs; provided, that, such payment shall be pro-rated to the date of termination.  Such payment shall be paid as and when contemplated under MIP, or any replacement thereof, notwithstanding that the Termination Date may have previously occurred.  This paragraph 9 shall survive termination of this Agreement and be effective so long as Employee remains an employee of the Company.  No Separation Pay shall be due to Employee or his estate in the event of Employee's death.  Employee shall not be entitled to receive both Separation Pay and Change in Control Pay.

10.       Separation Pay Upon a Determination of Total Disability.  If Company determines that Employee is totally disabled, as defined in Paragraph 7(c), Company may terminate this Agreement.  As Separation Pay upon such a determination, Company shall pay Employee an amount equal to Employee's annual salary under this Agreement.  This Separation Pay shall be disbursed to Employee within thirty (30) days after Company's termination of this Agreement in accordance with the terms of this Paragraph 10.

11.        Confidentiality.  Employee recognizes and acknowledges that due to the nature of his employment and the position of trust that he will hold, he will have special access to, learn, be provided with, and in some cases, will prepare and create for the Company, trade secrets and other confidential and proprietary information relating to the Company's business, including, but not limited to financial information, business plans, marketing information, business strategies, methods, operations and procedures, correspondence, customer lists, special customer requirements and methods of servicing the customers, and other information concerning the Company's customers and customer contacts.  Employee acknowledges and agrees that such information is the exclusive property of the Company, that it has been and will continue to be of central importance to the business of the Company, and that the disclosure of it to, or use by, others will cause the Company substantial and irreparable losses.  Accordingly, Employee will not, either during his employment or at any time after the termination of his employment with the Company for any reason, use, reproduce or disclose any trade secrets or other confidential or proprietary information relating to the business of the Company or its customers which is not generally available to the public, except as may be necessary in discharging his assigned duties as an employee of the Company.  Employee's confidentiality obligations under this are in addition to, and not in lieu of, any confidentiality obligations that may apply to Employee under any rule or policy of the Company, and any other agreement, statute or common law.

12.        Company Property.  All correspondence, records and other documents, including all copies, which come into Employee's possession by, through, or in the course of his employment with the Company, regardless of the source and whether or not created by Employee, are the sole and exclusive property of the Company, and immediately upon the termination of Employee's employment for any reason, Employee shall return to the Company all such documents and other property of the Company.  Employee agrees that the Company may withhold any sums otherwise due to Employee upon termination until Employee has satisfied all obligations under this Paragraph.

13.       Reasonableness of Restrictions.  Employee has carefully read and considered the provisions of Paragraph 11 of this Agreement and, having done so, agrees that the restrictions set forth in such paragraph are fair and reasonable and are reasonably required for the protection of the interests of Company, its directors, officers, and other employees.

14.       Right To Injunctive Relief.  Employee agrees that in the event of any breach by Employee of Paragraph 11 of this Agreement, the Company shall be entitled to immediate and permanent injunctive relief restraining said breach, in addition to and not in lieu of any action for damages or any other legal, equitable remedies available to the Company for said breach.

15.        Severability.  This Agreement is intended to limit disclosure and competition by Employee to the maximum extent permitted by law.  If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereto agree that the scope or duration of such limitation shall be deemed to be the maximum scope or duration of such limitation shall be deemed to be the maximum scope or duration that shall be determined by a court of competent jurisdiction to be legally enforceable and Employee hereby consents to the enforcement of such limitation as so modified.

16.        Applicable Law.  This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Minnesota (except with respect to conflicts of law).  The parties agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated in courts which have situs within the State of Minnesota.  The parties further consent to and submit to the jurisdiction of any local, state or federal court located within Minnesota and each party hereby waives any right it may have to transfer or change the venue of any litigation brought against such party by the other in accordance with this Agreement.

17.        Binding Effect.  The Agreement is binding upon and shall inure to the benefit of the parties and their legal representatives, successors and assigns.

18.        Complete Agreement.  This Agreement, together with the Non-Statutory Stock Option Agreement dated December 3, 2001, supersedes that certain Agreement, dated August 8, 2001, between Vision-Ease Lens, Inc. and Employee, and reflects the entire understanding of the parties with respect to the subject matter hereof.  This Agreement may not be changed or altered except by writing signed by the parties hereto.

19.        Waiver.  The waiver by either party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

20.        Counterparts.  This Agreement may be executed in counterparts, each of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Dated: February 13, 2002	BMC INDUSTRIES, INC.

By: /s/Jon A. Dobson_______________

Its: V.P., General Counsel and Secretary________

Dated: February 13, 2002	CURTIS E. PETERSEN

_/s/Curtis E. Petersen